SERIES #ORHOF DESIGNATION

In accordance with the Limited Liability Company Agreement (the "Operating Agreement") of Ark7 Properties Plus LLC (the "Company") dated March 17, 2022 (the "Agreement") and upon the execution of this designation by the Company and Ark7 Inc.. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties Plus LLC - Series #ORHOF ("#ORHOF"), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties Plus LLC - Series #ORHOF

Effective date of establishment	September 27, 2023

Managing Member

Ark7 Inc.. was appointed as the Managing Member of #ORHOF with effect from the date of the Agreement and shall continue to act as the Managing Member of #ORHOF until dissolution of #ORHOF pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Initial Member	Ark7 Inc..

Series Asset	The Series Asset of #ORHOF comprises one residential property acquired by #ORHOF (the "Piedmont Property 407"). The Piedmont Property 407 is located at 215 Piedmont Ave NE, #407, Atlanta, GA 30308.

Asset Manager	Ark7 Inc..

Management Fee	As stated in Section 6.5 of the Operating Agreement.

Purpose	As stated in Section 2.4 of the Operating Agreement.

Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #ORHOF Interests the Company can issue is 2,500.

Number of #ORHOF Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #ORHOF Interests and may purchase a maximum of 19.9% of #ORHOF Interests through the Offering.

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from #ORHOF sold at the Initial Offering of the #ORHOF Interests (excluding the #ORHOF Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of #ORHOF Interests.

Voting

Subject to Section 3.5 of the Operating Agreement, the #ORHOF Interests shall entitle the Record Holders thereof to one vote per

Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #ORHOF Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #ORHOF Interests then Outstanding shall be required for:

  any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #ORHOF Interests;
  mergers, consolidations or conversions of #ORHOF or the Company; and
  all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #ORHOF Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #ORHOF Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #ORHOF Interests other than in accordance with Section 3.7 of the Operating Agreement.

Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.

Other rights

Holders of #ORHOF Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #ORHOF Interests.

Officers	There shall initially be no specific officers associated with #ORHOF, although, the Managing Member may appoint Officers of #ORHOF from time to time, in its sole discretion.

Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2 of the Operating Agreement.

Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.

Termination	As stated in Section 11.1(b) of the Operating Agreement.

Liquidation	As stated in Section 11.3 of the Operating Agreement.

Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.